Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made between Fiserv, Inc. (“Fiserv”) and Kenneth R. Jensen (“Consultant”) this 1st day of August, 2006. Consultant agrees to provide to Fiserv, and Fiserv is willing to accept, the following services pursuant to the charges, terms and conditions of this Agreement and attachments or exhibits hereto:

I.	SERVICES

1.	Consultant shall provide Consulting Services, consisting of answering questions and providing expertise pertaining to areas of Fiserv’s operations in which Consultant has background and expertise.

2.	Fiserv’s President and Chief Executive Officer shall be the Fiserv employee responsible for all projects undertaken by Consultant. Fiserv may change that designation for any or all projects by notice to Consultant.

3.	As compensation for Consulting Services, Consultant will earn a consulting fee in the amount of $10,000 per month. It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Internal Revenue Code including the Treasury regulations and other published guidance relating thereto) (the “Code”) so as not to subject Consultant to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) any consulting fee earned by the Consultant during the first six months of the term of this agreement will be deferred and paid to Consultant on February 1, 2007, and (b) to the extent that any Treasury regulations, guidance or changes to Section 409A after the date of this Agreement would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Company and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A. Consultant understands and agrees that Fiserv will not withhold from payments provided hereunder any funds for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body for Consultant. Consultant agrees to indemnify Fiserv for any amount that Fiserv may be required to pay as a result of any determination that Consultant is a Fiserv employee to the extent that Fiserv would have had to withhold funds from payments made by Fiserv hereunder if Consultant had in fact been engaged as an employee from the date thereof, plus any penalties relating thereto.

4.	Unless otherwise agreed by Fiserv, all Consulting Services provided by Consultant hereunder shall be performed personally by Consultant.

5.	Work will be accomplished at Consultant’s location. During the term hereof, Consultant will have access to Fiserv facilities, including use of an office, and support services from Fiserv employees, as necessary to assist him in the performance of the Consulting Services.

6.	Consultant shall exercise reasonable care, skill and diligence in the performance of all services rendered hereunder and shall use his best efforts to accomplish the tasks assigned by Fiserv as quickly and efficiently as possible. Fiserv shall be solely responsible for the accuracy of all information provided to Consultant hereunder.

7.	The services to be performed by Consultant hereunder are and shall be subject to regulation and examination by Fiserv’s supervisory authorities to the same extent as if such services were being performed by Fiserv itself. Consultant will permit examination of his records and procedures at any reasonable time by Fiserv and its agents, auditors and other representatives or by representatives of Fiserv’s supervisory authorities.

8.	Consultant shall be an independent contractor and not an employee or servant of Fiserv in the course of rendering services hereunder. Consultant’s obligation hereunder shall be to provide the information requested by Fiserv. In the event Consultant hires or engages any personnel, Consultant shall be responsible for all compensation, benefits, worker’s compensation insurance and claims, and other obligations or claims to or by such personnel and shall indemnify Fiserv against any loss, liability, cost or expense, including reasonable attorney fees, incurred by it as a result of Consultant’s failure to fulfill that responsibility.

9.	Fiserv shall provide Consultant all information necessary for answering each question to be performed by Consultant hereunder. Fiserv shall make appropriate personnel available to consult with Consultant concerning each task or project and to provide such additional information as Consultant shall reasonably request.

II.	TERM, TERMINATION, EXTENSION AND MODIFICATION

1.	The term of this Agreement shall extend from the date hereof until the first day of the month in which the Fiserv, Inc. 2007 Annual Meeting of Shareholders will be held.

2.	Fiserv may terminate this Agreement immediately, without prior notice to Consultant, if Consultant violates the terms of the Agreement. Either Fiserv or Consultant may terminate this Agreement upon ten days’ notice to the other party for any reason, at which point all obligations hereunder by either party to the other shall cease, except (a) those of Consultant relating to confidentiality of information received by Consultant from Fiserv or from third parties in the course of his consulting engagement hereunder and (b) Fiserv’s obligation to pay Consultant any earned but unpaid consulting fees hereunder.

3.	By mutual agreement of the parties hereto, the terms, conditions, and provisions of this Agreement may be modified in writing and signed by the parties, subject to any other specific provisions dealing with or related to the modification of this Agreement.

III.	ADDITIONAL COVENANTS

1.	Consultant will not, without Fiserv’s prior written permission, disclose to anyone outside of Fiserv or use in any other way, either during or after the term of this Agreement, any information or material which is confidential to Fiserv or its affiliates, or any information or material received in confidence from third parties by Fiserv. Consultant agrees to be bound by all confidentiality or non-disclosure undertakings entered into by Fiserv with third parties with respect to information provided to Consultant. Consultant agrees that his obligations with respect to confidential information learned previously during his employment with Fiserv shall remain effective and in full force and effect. At the expiration or earlier termination of this Agreement, Consultant will return all Fiserv property in his possession, including all confidential information and other proprietary material such as proposals, meeting notes, presentation material, financial information, business pans and strategies, notebooks, and reports.

2.	Consultant agrees to perform the Consulting Services in accordance with and at all times abide by the provisions of Fiserv’s Code of Conduct, attached as Exhibit A to this Agreement.

IV.	OTHER

1.	The provisions, terms and conditions of this Agreement shall prevail regardless of any variance with the provisions, terms and conditions of any other documents submitted by the Consultant in respect of such services.

2.	It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be constructed in accordance with and pursuant to the laws of the State of Wisconsin and that in any action, special proceeding or any other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Wisconsin shall be applicable and shall govern to the exclusion of the law of any state where any such action or special proceeding may be instituted.

3.	In the event of any litigation between the parties concerning this Agreement, the prevailing party shall be entitled to recover, in addition to any other review awarded by the court, its reasonable attorneys’ fees and other costs of preparing for and participating in the litigation.

4.	The Consultant warrants that he is free, as of the date he signs this Agreement and as of the date of commencement of the services to be provided hereunder, of any contractual obligation that would prevent the Consultant from entering into this Agreement or would or might result in any liability to Fiserv or Consultant as a result of Consultant’s performance hereunder.

5.	The Consultant acknowledges that he has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

6.	The Consultant acknowledges that he has read, understands and agrees to be bound by the terms of this Agreement. This Agreement constitutes the entire agreement between the parties and, except to the extent that they may be expressly incorporated herein, supersedes all other proposals, oral and written, and all negotiations, conversations, or discussions between the parties related to the subject matter of this Agreement.

7.	All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid to the parties at their respective addresses set forth above or at such other address as the parties may furnish to each other in writing.

8.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Approved and accepted:

Consultant	Fiserv, Inc.

/s/ KENNETH R. JENSEN	By:	/s/ Charles W. Sprague
Kenneth R. Jensen
	Title:	Executive Vice President

Date: August 1, 2006	Date:	August 1, 2006

Exhibit A

Fiserv, Inc.

Code of Conduct

Adopted March 24, 2003

Amended February 18, 2004

Governing Principles

Fiserv operates in an honest and ethical manner for the benefit of its shareholders by maintaining a workforce and work environment that is focused on producing quality products and providing quality service for our clients.

To foster mutually beneficial relationships with clients that, of necessity, rely on trust and loyalty, Fiserv strives to maintain long-term relationships with its employees, clients and suppliers based on:

Fairness in all our dealings with our fellow employees, shareholders, clients and suppliers through our consistent and careful adherence to all Fiserv policies and all applicable laws and regulations and consideration for the general good of all parties in instances where policy or other guidance is not clearly defined.

Integrity in all actions and communications within our Corporation and with our suppliers and clients, including protecting our Corporation’s and clients’ confidential information and trade secrets.

Quality in our products and services, so our Corporation is the supplier of choice for products and services to our clients.

Responsibility for our words and actions and a commitment to do what we say as representatives of our Corporation.

Respect and compassion for our fellow employees, shareholders, clients and suppliers so that they are motivated to work enthusiastically for our mutual benefit.

Implementing Regulations

Introduction. The Fiserv, Inc. Code of Conduct sets forth principles to guide the operation of Fiserv’s business, to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports filed by Fiserv with the Securities and Exchange Commission, compliance with applicable laws, the prompt internal reporting of violations of this Code of Conduct and accountability for adherence to this Code of Conduct. This Code of Conduct is applicable to all employees of Fiserv and its subsidiaries, including without limitation Fiserv’s Chief Executive Officer, Chief Financial Officer and

Corporate Controller. Operating a corporation in an honest, ethical and legal manner requires the constant effort and vigilance of all members of the organization under the leadership of the Board of Directors and the Chief Executive Officer.

The Role of the Board. The Fiserv Board of Directors represents the Corporation’s shareholders’ interest in perpetuating a successful business, including optimizing long-term financial returns. The Audit Committee is ultimately responsible for overseeing the Compliance Officer and the interpretation and enforcement of this Code.

Conflicts of Interest. Directors and employees should not place themselves in a position where their actions, personal interests, or actions/interests of those for whom they act are, or are likely to be, in actual or apparent conflict between personal and professional relationships involving the Corporation. Directors, officers and employees may not have any direct or indirect interest in any enterprise doing business with or competing with the Corporation, except when the interest has been fully disclosed to and approved by the Corporation prior to any such interested activity.

Confidentiality. All directors and employees agree upon their service as a director or employment to observe strict confidentiality with regard to all information they obtain in connection with their service as a director or employment regarding the financial condition and operating results, accounts, transactions, trade secrets or other business affairs of the Corporation or its clients.

Financial Integrity. The Corporation requires its financial personnel to record and report accurately, completely and timely all financial transactions involving the Corporation. Adherence to the Financial Policies Manual is a matter of mutual trust engaged in by all employees of the Corporation. A failure anywhere within the Corporation to do so is a breach of that trust not only to the Corporation’s shareholders and the investing public who rely on the integrity of the Corporation’s financial statements but also to all the other employees of the Corporation who are equally reliant upon the fundamental integrity of the Corporation and its processes.

Financial Disclosure. As a reporting company under the Federal securities laws, Fiserv is subject to rules governing public disclosure of material information, including Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation FD. In keeping with those obligations, the Corporation pursues a policy of prompt, timely, full, accurate and understandable disclosure in all reports and documents Fiserv files with the Securities and Exchange Commission and in other public communications made by Fiserv.

Trading in Securities. All employees of the Corporation are subject to the limitations on trading in the Corporation’s outstanding securities while aware of material non-public information. In addition, directors and executive officers (and selected other officers) are subject to internal policies restricting the sale of Fiserv securities during certain “blackout” periods as well as pre-approvals of such sales. Directors and executive officers are also subject to filing requirements under Section 16(a) of the Exchange Act and subject to the short-swing profits rules of Section 16(b) of the Exchange Act. Directors and the Chief Operating Officer are

subject to Rule 144 under the Securities Act of 1933, as amended, in connection with the sale of any Fiserv securities. The Corporation will cooperate fully in any investigation by any law enforcement agency, including the Securities and Exchange Commission, the NASD, any stock exchange or any other law enforcement agency, of trading irregularities in the Corporation’s Common Stock.

Compliance with Law Generally. The Corporation seeks at all times to comply with law, rules and regulations in all material respects. The effort to make Fiserv compliant with law is a joint effort of all employees from the Directors to the most junior employee. Thus, all employees of the Corporation are enjoined to report to their supervisor any instances of non-compliance with law by the Corporation or by any employee of the Corporation. Supervisors in turn are required to assure that such information is communicated to the business unit head and ultimately to the Compliance Officer, who will work with the internal departments in the Corporation charged with seeking to investigate and cure any such reported transgressions.

Conduct in the Workplace. The Corporation seeks to maintain a workplace that respects the rights of all employees to succeed to their maximum potential. The Corporation does not discriminate on the grounds of race, sex, religion, national background or otherwise in hiring, rewarding or promoting employees.

Conduct in the Marketplace. All marketing and sales material developed and used by the Corporation in the marketplace must accurately and fairly describe the Corporation’s products and services, their features, functionality and capabilities. In making sales presentations, responding to questions or otherwise in the sales process, Corporation representatives are not to spread negative, unfounded, unsubstantiated, rumored or otherwise unreliable or hostile information about a competitor. If asked a direct question about a competitor, responses should be limited only to known facts about a competitor, not speculation or rumor or, indefensibly, falsehood.

In foreign markets the Corporation adheres to the United States Foreign Corrupt Practices Act that prohibits “special” payments to foreign governmental officials.

Corrective Action. As a means to enforce this Code of Conduct, all employees who are found in violation of any aspect of the Code of Conduct are subject to discipline, according to the Corporation’s Corrective Action Policy, up to and including discharge.

Accountability / Compliance

All employees, officers and directors of the Corporation are charged with the responsibility to comply with the Code of Conduct. This Code of Conduct must of necessity be self-enforcing. Nevertheless, violations of this Code of Conduct should be reported promptly to the Compliance Officer identified below. The Corporation, through the Audit Committee, has also established a procedure for reporting, including anonymously, of complaints or concerns about questionable financial, accounting or auditing matters. The Compliance Officer investigates all such violations and complaints and reports regarding such matters, as appropriate, to the Audit Committee. Those who do not choose to adhere to this Code of

Conduct or who impede adherence by others should remove herself or himself from Fiserv voluntarily or they will subject themselves to the Corporation’s Corrective Action Policy, as mentioned above.

No retribution will be taken against an employee or Director for providing information or assisting in an investigation the employee or Director reasonably believed constituted a violation of this Code of Conduct. Any employee or Director threatening, harassing, or in any way discriminating against another employee or Director for reporting such a matter in good faith will be disciplined.

To assure ongoing adherence to the Code of Conduct, the Board of Directors has appointed the head of Corporate Human Resources as its Compliance Officer to receive information concerning violations or alleged violations of this Code of Conduct, interpret and enforce the Code of Conduct, and assist employees in learning, understanding and accepting the Code of Conduct so that the Code of Conduct is applied in the daily conduct of their duties.

Fiserv employs both proactive and remedial measures to attempt to ensure compliance with its Code of Conduct by all members of the organization under the leadership of the Board of Directors and the Chief Executive Officer.

Annually, each appropriate officer or Director of the Corporation is required to disclose any potential conflicts of interest. For the protection of its information regarding the accounts, transactions, trade secrets or other business affairs of the company or its clients, each new employee of the Corporation is required to enter into a confidentiality agreement.

As a means to enforce its Code of Conduct, all employees who are found in violation of any aspect of the Code of Conduct will be subject to discipline, including according to the Corporation’s Corrective Action Policy, up to and including discharge or removal.

Adoption / Publication

This Code of Conduct has been adopted by Fiserv’s Board of Directors by a majority of the Directors on March 24, 2003 and amended on February 18, 2004. Fiserv’s Board of Directors must similarly adopt any amendments to, or waivers of, this Code of Conduct.

In compliance with the Sarbanes-Oxley Act, this Code of Conduct is or will be published by inclusion as an exhibit to Fiserv’s Annual Report on Form 10-K or by posting on Fiserv’s website, www.Fiserv.com, in the area generally addressing Investor information. Any amendments to the Code of Conduct will be published by filing a Current Report on Form 8-K within five business days of such amendment or by posting such amendment, or a description of such amendment, on Fiserv’s website.

Any waivers or implicit waivers duly approved by the Board of Directors will be published within five business days of the granting of such waiver, or such shorter time period as may be required by Securities and Exchange Commission rules, with a brief description of the nature of and reasons for the waiver, the name of the person to whom the waiver was granted and the date of the waiver by posting on Fiserv’s website, www.Fiserv.com, in the area generally addressing Investor information or by filing a Current Report on Form 8-K. For purposes hereof, a “waiver” shall mean the approval by the Board of Directors of a material departure from a provision of this Code of Conduct and an “implicit waiver” shall mean Fiserv’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code of Conduct that has been made known to an executive officer of Fiserv. Any waiver involving a related party transaction will also require the approval of the Audit Committee.

Conclusion

Fiserv is always seeking to do better and to improve. It will do so only through the efforts of its entire community.